Exhibit 1.3

CANADA	NUMBER
PROVINCE OF BRITISH COLUMBIA	198095

[LOGO]

Province of British Columbia

Ministry of Finance and Corporate Relations

REGSITRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

GUARDIAN RESOURCE CORPORATION

HAS THIS DAY CHANGED ITS NAME TO THE NAME

GUARDIAN COMMUNICATION INDUSTRIES INC.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE
AT VICTORIA, BRITISH COLUMBIA
THIS 22ND DAY OF MARCH, 1991
[SEAL]

/s/ David W. Boyd
DAVID W. BOYD
REGISTRAR OF COMPANIES